Exhibit 8.2

ATTORNEYS AT LAW 777 EAST WISCONSIN AVENUE MILWAUKEE, WI 53202-5306 414.271.2400 TEL 414.297.4900 FAX foley.com

February 22, 2011	CLIENT/MATTER NUMBER 032092-0130
Ladish Co., Inc.
5481 S. Packard Avenue
Cudahy, WI 53110
Ladies and Gentlemen:
     We have acted as United States federal income tax counsel to Ladish Co., Inc., a Wisconsin corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Allegheny Technologies Incorporated, a Delaware corporation (“ATI”), with the United States Securities and Exchange Commission (the “Commission”) relating to the merger of LPAD Co., a Wisconsin corporation (“LPAD”), a direct, wholly owned subsidiary of ATI, with and into the Company, followed immediately by the merger of the Company with and into PADL LLC, a Wisconsin limited liability company (“PADL”), pursuant to the Agreement and Plan of Merger, dated as of November 16, 2010 (the “Merger Agreement”) (such transactions together are referred to as the “Merger”), both as more fully described in the Registration Statement. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
     In our capacity as U.S. federal income tax counsel, we have reviewed the Registration Statement, the representation letters of the Company and the ATI (together with Merger Subsidiaries) delivered to us for purposes of this opinion (the “Representation Letters”), and such other documents as we have deemed necessary or appropriate for purposes of this opinion. In connection with our opinion and with your consent, we are relying upon (without any independent investigation or review thereof other than such investigation or review as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties contained in the Registration Statement, the Merger Agreement, and such other documents, certificates and records as we have deemed necessary or appropriate, and statements and representations made to us by representatives of the Company, as a basis for the opinion set forth herein. We have assumed that all such statements and the facts set forth in such representations are true, correct, and complete without regard to any qualification by such representatives as to knowledge or belief.
     For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, without the waiver, breach, or modification of any conditions to any party’s obligation to effect the Merger, (ii) that the parties to the Merger Agreement will fully comply with all applicable covenants in the Merger Agreement, (iii) that the Registration Statement, the Merger Agreement, and the Representation Letters reflect all the relevant facts relating to the Merger, the Company, ATI, LPAD, and PADL, (iv) that

BOSTON BRUSSELS CHICAGO DETROIT	JACKSONVILLE LOS ANGELES MADISON MIAMI	MILWAUKEE NEW YORK ORLANDO SACRAMENTO	SAN DIEGO SAN DIEGO/DEL MAR SAN FRANCISCO SHANGHAI	SILICON VALLEY TALLAHASSEE TAMPA TOKYO WASHINGTON, D.C.

Ladish Co., Inc.
February 22, 2011

documents submitted to us as original documents (including signatures) are authentic, (v) that documents submitted to us as copies conform to the original documents, and (vi) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents.
     Our opinion is conditioned and in reliance upon, among other things, the initial and continuing accuracy and completeness of the facts and information disclosed, and the covenants, representations and warranties made, by the Company, ATI, LPAD and PADL (including, without limitation, those set forth in the Registration Statement, Merger Agreement, and Representation Letters). We have assumed that such facts and information, covenants, representations and warranties, including those set forth in the Representation Letters, are, and will continue to be, correct without regard to any qualification as to knowledge or belief. We have assumed that the appropriate officers will re-execute the Representation Letters in substantially the same form as of the Effective Time. Any material change or inaccuracy in the facts referred to, set forth, or assumed herein, in the Registration Statement, the Merger Agreement, or the Representation Letters (giving effect to all events occurring subsequent to the date hereof) may affect the conclusions stated herein.
     Based upon and subject to the foregoing, and having regard for such legal considerations as we deem relevant and in reliance thereon, we adopt as our opinion the statements that relate to the material U.S. federal income tax consequences to holders of shares of Ladish common stock described in the Registration Statement who exchange their shares of Ladish common stock in the Merger that constitute legal conclusions under the description of the United States federal income tax consequences set forth in the Registration Statement under the heading “Material U.S. Federal Income Tax Consequences”, subject to the qualifications, assumptions, limitations, and conditions set forth in the Registration Statement.
     Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. Our opinion is being delivered prior to the consummation of the proposed transactions and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial, or administrative changes, on either a prospective or retroactive basis, or future factual developments, will not adversely affect the conclusions expressed herein. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, will be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is as of the date hereof and is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility and expressly disclaim any responsibility to advise you of any future development or circumstance of any kind, including any change of law, or the application or interpretation thereof, fact or assumption, that may occur after the date of this opinion letter and that might affect the opinion expressed herein.

Ladish Co., Inc.
February 22, 2011

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, the references to this opinion in the Registration Statement, and the references to our firm in the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 nor that we come within the category of persons whose consent is required by Section 7, of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Foley & Lardner LLP
FOLEY & LARDNER LLP